EXHIBIT 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 2nd day of January, 1996, between M & M SERVICES, INC. (the "Employer"), a Wisconsin corporation, its successors and assigns, and JAMES F. BOMBERG (the "Executive").

RECITALS

WHEREAS, Executive is a valued, long-term employee, whose experience in the industry and continued employment in the position of President and Chief Executive Officer will benefit the Employer in the future; and

WHEREAS, Employer desires to provide for management continuity and stability and for the continued services of Executive.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below:

1.           Employment.  Employer shall continue to employ Executive, and Executive shall continue to serve, on the terms and conditions set forth herein for the period provided in Section 2.

2.           Term of Employment.  The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) calendar months thereafter.  Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional 12 months such that the remaining term shall be thirty-six (36) months unless written notice is provided by either party at least sixty (60) days prior to any such anniversary date, that the Agreement shall terminate at the end of twenty-four (24) months following such anniversary date.  Prior to the renewal or non-renewal of the Agreement, the Board of Directors or the Executive Personnel/Compensation Committee will conduct a performance evaluation of the Executive for the purpose of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board or Executive Personnel/Compensation Committee meeting.  The term of employment under this Agreement, as in effect from time to time, shall be referred to as the "Employment Term."

3.           Position and Duties.  Subject to Section 5(iv)(b), Executive shall serve Employer or any of Employer's affiliates as an Executive Officer.  As such, he is presently serving in the capacity of President and Chief Executive Officer of Employer ("Corporate Position").  Executive shall provide such management services as are customarily performed by persons serving in similar capacities at other bank holding companies or their affiliates, and perform such other duties as may be appropriate to his position and as may be from time to time determined by Employer's Board of Directors to be necessary to its operations and in accordance with its bylaws.  During the Employment Term the Board of Directors may modify Executive's duties and responsibilities consistent with continued executive status; provided, however, there shall be no material change in Executive's status nor any material increase or decrease in duties and responsibilities except as agreed to in writing by Executive.  It is agreed that Employer shall have the right to transfer Executive to any home office or branch office of Employer or any of Employer's affiliates, provided that such home office or branch office is or was operated by Employer or any of Employer's affiliates prior to a change in control as defined herein.  During the Employment Term, Executive shall devote substantially all his working time and efforts to the business and affairs of the Employer and shall not engage in any activity which is competitive with or adverse to the business of the Employer or any of its affiliates whether done as a partner, director, officer, employee, shareholder of or consultant or advisor to any other business.

4.           Compensation.  As compensation for services provided pursuant to this Agreement, Executive shall receive the compensation and other benefits set forth below:

(i)           Base Salary.  During the Employment Term, Executive shall receive an annual base salary ("Base Salary") in such amount as may from time to time be approved by the Board or the Executive Personnel/Compensation Committee.  The Base Salary in effect as of the Commencement Date shall be $88,900.00.  Such amount shall be subject to review and to annual adjustment by the Board or the Executive Personnel/Compensation Committee in accordance with Employer's normal personnel practices and, once established at a specified annual rate (including the initial rate), Executive's Base Salary shall not thereafter be reduced without his consent except pursuant to subsection 5(v)(c) of this Agreement.  No increase in Base Salary or other compensation shall limit or reduce any other obligation of Employer.  Executive's Base Salary and other compensation shall be paid in accordance with Employer's regular payroll practices.  Review and adjustment of Executive's Base Salary shall be done on a basis comparable to, and applied uniformly with, that utilized for other executives of Employer and/or its affiliates.

(ii)           Bonus Payments.  In addition to Base Salary, Executive shall be entitled, during the Employment Term, to participate in and receive payments from all bonus and other incentive compensation plans as in effect from time to time on the same basis as other executive officers of Employer.

(iii)           Other Benefits.  During the Employment Term, Employer shall provide to Executive, in addition to Base Salary, such other benefits of employment (or, with Executive's consent, equivalent benefits) as are made generally available to executive officers serving in comparable positions at Employer or its affiliates.  Such benefits shall include participation in any group health, life, disability, or similar insurance program and in any pension, profit-sharing, deferred compensation, 401(k) or other similar retirement program provided.  Executive shall also have the right to participate, on the same basis as other executives of Employer, in any stock purchase, stock option or stock appreciation rights plans, or other stock-based program made available to such executive officers.

Executive shall be entitled to vacation, sick time, personal days and other perquisites in the same manner and to the same extent as provided other executives of Employer.

Nothing contained herein shall be construed as granting Executive the right to continue in any benefit plan or program, or to receive any other perquisite of employment, provided under this section 4(iii) (except to the extent Executive had previously earned or otherwise accumulated vested rights therein) following a valid and lawful termination or discontinuance of such plan, program or perquisite.

5.           Termination.  This Agreement may be terminated, subject to payment of the compensation and other benefits described below, upon occurrence of any of the events described herein.  The date on which Executive ceases to be employed under this Agreement, after giving effect to the period of time specified in any notice requirement, is referred to as the "Termination Date."

(i)           Death; Disability; Retirement.  This Agreement shall terminate upon the death, disability or retirement of Executive.  As used in this Agreement, "disability" means Executive's inability, as the result of physical or mental incapacity, to substantially perform his duties for a period of 180 consecutive days.  If the Executive and Employer cannot agree as to the existence of a disability, the determination shall be made by a qualified independent physician acceptable to both parties or, alternatively, by a physician designated by the president of the medical society for the county in which Executive resides.  The costs of any such medical examination shall be borne by Employer.  If Executive is terminated due to disability, he shall be paid 100% of his Base Salary at the rate in effect at the time notice of termination is given for one year, and thereafter an annual amount equal to 75% of such Base Salary for the remaining portion of the Employment Term, such amounts to be paid in substantially equal monthly installments and offset by any monthly payments actually received by Executive from:  (a) any disability plans or disability insurance programs provided by Employer, and (b) any governmental social security or workers compensation program.

As used in this Agreement, the term "retirement" shall mean Executive's retirement in accordance with and pursuant to any generally applicable retirement plan of Employer or in accordance with any retirement arrangement established for Executive with his consent.

If termination occurs as a result of death, disability or retirement, no additional compensation shall be payable to Executive under this Agreement except as specifically provided herein.  Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits to which he was entitled under Section 4 and the plans and programs provided therein, through the Termination Date and, in addition, shall receive or continue to receive for the remaining portion of the Employment Term all other benefits available to him under any applicable group health, life, disability or similar insurance program as in effect on the date of death, disability or retirement.

If, following termination by reason of disability and prior to the expiration of the then remaining balance of the Employment Term, Executive becomes able to resume his duties, he shall be reinstated to his Corporate Position or, if such position has been filled, to a position as nearly comparable as possible From the date of reinstatement and for the balance of the Employment Term, Executive shall be obligated to perform all duties and responsibilities, and entitled to receive all compensation and other benefits, as provided in this Agreement.

(ii)           Cause.  Employer may terminate Executive's employment under this Agreement for cause at any time, and thereafter Employer shall have no further obligation under this Agreement.  Notwithstanding anything to the contrary contained herein, Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein, by reason of employment through the Termination Date.

For purposes of this Agreement, "Cause" shall mean:

(a)           A failure by Executive to substantially perform his duties (other than failure resulting from incapacity) after a written demand by the Board, which demand identifies, with reasonable specificity, the manner in which the Board believes Executive has not substantially performed, and Executive's failure to cure within a reasonable period of time after his receipt of the notice;

(b)           A criminal conviction of or plea of nolocontendere by Executive for any act involving dishonesty, breach of trust or a violation of the banking or savings and loan laws of the State of Wisconsin or the United States;

(c)           A criminal conviction of or plea of nolocontendere by Executive for the commission of any felony;

(d)           A breach of fiduciary duty by Executive involving personal profit;

(e)           A willful violation of any law, rule or order by Executive (other than traffic violations or similar offenses); or

(f)           Incompetence, personal dishonesty or material breach of any provision of this Agreement or any willful misconduct by Executive.

For purposes of this subsection 5(ii), no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Employer.

(iii)           Voluntary Termination by Executive.  Executive may voluntarily terminate employment at any time by giving at least ninety (90) days' prior written notice to Employer.  In such event, Employer shall have no further obligation hereunder, except that Executive shall receive all compensation and other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein, by reason of his employment through the Termination Date.

(iv)           Termination by Executive After Change in Control.

(a)           For purposes of this Agreement, a "change in control" shall be deemed to have occurred if any "individual, entity or group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as deemed in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 25% or more of the voting power of the securities of Employer or any of Employer's affiliates or becomes the owner of all or substantially all of the assets of Employer or any of Employer's affiliates or if the shareholders of Employer or any affiliate of Employer approve a reorganization, merger or consolidation of Employer or any affiliates of Employer.  "Change in control" shall not refer to or include any transaction involving only entities affiliated directly or indirectly with Employer.

(b)           Executive may, at any time within twelve (12) months following a "change in control," terminate his employment under this Agreement by giving at least ninety (90) days' prior written notice to Employer.

(v)           Termination by Executive "For Cause."  Executive may terminate his employment under this Agreement by giving at least ninety (90) days' prior written notice to Employer at any time after the occurrence of any of the following without Executive's express written consent:

(a)           Executive is assigned to positions, duties or responsibilities that are substantially less significant than the positions, duties and responsibilities provided herein;

(b)           Executive is removed from or Employer fails to reelect Executive to his Corporate Position, except in connection with termination of Executive's employment for cause, disability or retirement, or in connection with suspension or termination by or pursuant to regulatory action;

(c)           Executive's Base Salary is reduced other than as the result of a program applied on a proportionately equivalent basis to all executives of Employer and its affiliates; or any other failure by Employer to comply with Section 4(i);

(d)           Executive is transferred without his consent to a location other than a home office or branch office of Employer or any of Employer's affiliates which office is or was operated by Employer or any of Employer's affiliates prior to a change in control as defined herein.

(vi)           Suspension or Termination Required by the FDIC.

(a)           If Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer's or any of Employer's affiliates' affairs by a notice served under Section 8(e)(3), or Section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C.  S1818(e)(3) and (g)(1) ), respectively), Employer's obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall:  (1) pay Executive all of the compensation withheld while its obligations under this Agreement were suspended; and (2) reinstate any of its obligations which were suspended.

(b)           If Executive is removed and/or permanently prohibited from participating in the conduct of Employer's or any of Employer's affiliates' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C.  S1818(e)(4) and (g)(1) ), respectively, the obligations of Employer under the Agreement shall terminate as of the effective date of the order, but earned or otherwise vested rights of Executive to compensation and to any benefits under Section 4 shall not be affected.

(c)           If Employer or any of Employer's affiliates is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the Agreement shall terminate as of the date of default, but this Subsection 5(vi)(c) shall not affect any vested rights of Executive, including the right to receive the compensation and benefits set forth in Section 5(vii) or 5(viii) of this Agreement.

(d)           All obligations under the Agreement may be terminated except to the extent determined that continuation of the contract is necessary to operation of Employer or any of its affiliates at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer or any of Employer's affiliates under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or when Employer or any of its affiliates is determined by any appropriate bank regulatory agency to be in an unsafe or unsound condition.  Any rights of the parties that have been already earned or otherwise vested, however, shall not be affected by such action, including the right of the Executive to receive the compensation and benefits set forth in Section 5(vii) or 5(viii) of this Agreement.

(vii)           Benefits Upon Other Termination by Employer or Upon Termination by Executive Following a "Change in Control."  If this Agreement is terminated by Employer other than for death, disability or retirement under Section 5(i) and other than for "cause" under Section 5(ii) or other than by regulatory action under Section 5(vi), or if Executive terminates this Agreement following a "change in control" pursuant to Section 5(iv)(b), then following the Termination Date Executive shall be entitled to the benefits described in Section 5(viii).

(viii)         Benefits Upon Termination by Executive "For Cause."  If this Agreement is terminated by Executive pursuant to Section 5(v), then, following the Termination Date:

(a)           In lieu of any further salary payments, Executive shall receive severance payments equal to the sum of the Base Salary in effect on the Termination Date plus cash bonus for the year prior to termination times the number of years of the remaining Employment Term, payable in the amount and at the times provided in Sections 4(i) and (ii).  If termination follows a "change in control" under Section 5(iv)(b), Executive may elect to receive the payments specified in the immediately preceding sentence in a lump sum without any discount, provided that the amount of such severance payments may not exceed the limitations established in Section 6.

(b)           In addition to the retirement benefits to which Executive is entitled under tax qualified retirement plans maintained by Employer (hereinafter collectively referred to as "Plan"), Executive shall receive as additional severance benefits a retirement benefit under this Agreement, which (except as provided below) shall be determined in accordance with, and paid under this Agreement in the form and at the times provided in, the Plan.  Such benefits shall be determined as though Executive were fully vested under the Plan and had accumulated (after termination of this Agreement) the additional years of service and benefit credits under the Plan that he would have received had he continued employment with Employer for the balance of the Employment Term at the highest annual rate of Base Salary in effect during the twelve (12) months immediately preceding the Termination Date.  Such Base Salary, plus the average of Executive's cash bonuses, if any, for the past four years, shall be deemed to represent the compensation received by Executive during each such additional year for purposes of determining additional retirement benefits under this Subsection 5(viii).

(c)           In addition to other amounts payable to Executive under this Section 5(viii), Executive shall be entitled to receive all other benefits in which he was vested or to which he was otherwise entitled under Section 4 and the plans and programs provided therein by reason of employment through the Termination Date, together with the continuation, without cost to Executive, of other benefits under Section 4(iii) for the remaining unexpired Employment Term, all subject to the limitations set forth in Section 6 below.

(ix)           Suspension by Employer.  Employer in its sole discretion shall have the right to temporarily suspend Executive from participating in the conduct of the Employer's or Employer's affiliates' affairs.  If Executive is suspended or temporarily prohibited from participating in the conduct of Employer's or Employer's affiliates' business, Employer shall pay Executive all compensation and provide all benefits pursuant to Section 4 of this Agreement during the period of such suspension.

6.           Limitations on Change in Control Compensation.  In the event severance benefits under Subsection 5(vii) or 5(viii), or any other payments or benefits received or to be received by Executive from Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with Employer or any corporation ("Affiliate") affiliated with Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986.  As amended (the "Code") ), constitute, in the opinion of tax counsel selected by Employer's independent auditors and acceptable to Executive, "parachute payments" within the meaning of Section 28OG(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the average of the annual compensation payable to Executive by Employer (or an Affiliate) and includible in Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership occurred ("Base Amount"), such Severance Benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments otherwise received or to be received by Executive from Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base.  Amount, notwithstanding any other provision to the contrary in this Agreement.  The Severance Benefits shall not be reduced if (i) Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this Section 6, or (ii) in the opinion of tax counsel, the Severance Benefits (in their full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute " parachute payments" within the meaning of Section 28OG(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by Employer.  The Base Amount shall include every type and form of compensation includible in Executive's gross income in respect of his employment by Employer (or an Affiliate), except to the extent otherwise provided in temporary or final regulations promulgated under Section 28OG(b) of the Code.  For purposes of this Section 6, a "change in ownership or control" shall have the meaning set forth in Section 28OG(b) of the Code and any temporary or final regulations promulgated thereunder.  The present value of any non-cash benefit or any deferred cash payment shall be determined by Employer's independent auditors in accordance with the principles of Section 280G of the Code.

Executive shall have the right to request that Employer obtain a ruling from the Internal Revenue Service ("Service") as to whether any or all payments or benefits determined by such tax counsel are, in the view of the Service, "parachute payments" under Section 280G.  If a ruling is sought pursuant to Executive's request, no Severance Benefits payable under this Agreement in excess of the Section 280G limitation shall be made to Executive until after fifteen (15) days from the date of such ruling; however, Severance Benefits shall continue to be paid during this time up to the amount of that limitation.  For purposes of this Section 6, Executive and Employer agree to be bound by the Service's ruling as to whether payments constitute "parachute payments" under Section 280G.  If the Service declines, for any reason, to provide the ruling requested, the tax counsel's opinion provided with respect to what payments or benefits constitute "parachute payments" shall control, and the period during which the Severance Benefits may be deferred shall be extended to a date fifteen (15) days from the date of the Service's notice indicating that no ruling will be forthcoming.

In the event that Section 280G, or any successor statute, is repealed, this Section 6 shall cease to be effective on the effective date of such repeal.  The parties to this Agreement recognize that final regulations under Section 280G of the Code may affect the amounts that may be paid under this Agreement and agree that, upon issuance of such final regulations, this Agreement may be modified as in good faith deemed necessary in light of the provisions of such regulations to achieve the purposes of this Agreement, and that consent to such modifications shall not be unreasonably withheld.

7.           General-Provisions.

(i)           Successors; Binding Agreement.

(a)           Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to substantially all of the business and/or assets of Employer ("Successor Organization") to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would have been required to perform if no such succession had taken place.  If such succession is the result of a "change in control" as defined herein, such assumption shall specifically preserve to Executive, for the then remaining term of this Agreement, the same rights and remedies (recognizing them as being available and applicable as the result of the "change in control" effectuating said succession) provided under this Agreement upon a "change in control".

As used in this Agreement, Employer shall mean M & M Services, Inc.  and any successor to its business and/or assets which becomes bound by the terms and provisions of this Agreement by operation of this Agreement or by law.  Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as he would be entitled to under this Agreement if he terminated his employment under Section 5(v).  For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

(b)           No right or interest to or in any payments or benefits under this Agreement shall be assignable or transferable in any respect by the Executive, nor shall any such payment, right or interest be subject to seizure, attachment or creditor's process for payment of any debts, judgments, or obligations of Executive.

(c)           Any rights and obligations of Employer under this Agreement may be assigned or transferred by Employer to any of its affiliates prior to a change in control as defined in this Agreement.

(d)           This Agreement shall be binding upon and inure to the benefit of and be enforceable by Executive and his heirs, beneficiaries and personal representatives and Employer and any successor organization or assignee of Employer.

(ii)           Non-competition/Confidentiality Provisions.  Executive acknowledges that the development of personal contacts and relationships is an essential element of Employer's and Employer's affiliates' business, that Employer has invested considerable time and money in his development of such contacts and relationships, that Employer and its affiliates could suffer irreparable harm if he were to leave Employer's employment and solicit the business of customers of Employer or Employer's affiliates and that it is reasonable to protect Employer against competitive activities by Executive.  Executive covenants and agrees, in recognition of the foregoing and in consideration of the mutual promises contained herein, that in the event of a voluntary termination of employment by Executive pursuant to Section 5(iii), Executive shall not accept employment with any Significant Competitor of Employer or of any of Employer's affiliates for a period of twelve (12) months following such termination.  In the event Executive is terminated by Employer, under Section 5(vii) other than following a change in control, Executive shall not accept employment with any Significant Competitor of Employer or of any of Employer's affiliates for the lesser of (a) the remaining term of the agreement, or (b) a period of twelve (12) months following such termination.  For purposes of this Agreement, the term "Significant Competitor" means any financial institution including, not limited to, any commercial bank, savings bank, savings and loan association, credit union, or mortgage banking corporation which, at the time of termination of Executive's employment with or during the period of this covenant not to compete, has a home, branch or other office within a three (3) mile radius of any office operated or maintained by Employer or any of Employer's affiliates prior to a change in control as defined in this Agreement.

Executive agrees that the non-competition provisions set forth herein are necessary for the protection of Employer and its affiliates and are reasonably limited as to (a) the scope of activities affected, (b) their duration and geographic scope, and (c) their effect on Executive and the public.  In the event Executive violates the non-competition provisions set forth herein, Employer shall be entitled, in addition to its other legal remedies, to enjoin the employment of Executive with any Significant Competitor for the period set forth herein.  If Executive violates this covenant and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictive covenant.  Accordingly, the covenant shall be deemed to have the duration specified herein, computed from the date relief is granted, but reduced by any period between commencement of the period and the date of the first violation.

Executive acknowledges that as a result of his employment with Employer or its affiliates Executive has access to confidential information concerning Employer's business, customers and services.  Executive agrees that during the Employment Term and for a period of one(1) year following termination of employment, he will not, directly or indirectly, use, disclose or divulge to any person, agency, firm, corporation or other entity any confidential or proprietary information, including, without limitation, customer lists, reports, files, records or information of any kind pertaining to the business of Employer or any of its affiliates which Executive acquires or has access to during the Employment Term.  Executive agrees that if he violates the covenants under this section, Employer shall be entitled to an accounting and repayments of all profits, compensation, commissions and other remuneration or benefits which the Executive has realized or may realize as the result of or in connection with any such violation.  Executive further agrees that money damages may be difficult to ascertain in case of a breach of this covenant, and Executive therefore agrees that Employer or its affiliates shall be entitled to injunctive relief in addition to any other remedy to which Employer or its affiliates may be entitled.

(iii)           Notice.  All notices and other communications provided for in this Agreement shall be in writing and shall be deemed duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:

M & M Services, Inc.
6170 Industrial Court
Greendale, WI 53129

Attention:  Board of Directors

If to the Executive:

James F. Bomberg
5350 Robinwood Avenue
Hales Corners, WI 53130

or to such other address as either party may have furnished to the other in writing in accordance herewith.

(iv)           Expenses.  If legal proceedings are necessary to enforce or interpret this Agreement, or to recover damages for breach, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements of such proceedings, in addition to any other relief to which such prevailing party may be entitled.  Notwithstanding the foregoing, in the event of legal proceedings to enforce or interpret this Agreement following a change in control, Executive shall be entitled to recover from Employer:  (a) reasonable attorneys, fees, costs and disbursements if Executive is the prevailing party; or (b) reasonable attorneys' fees, costs and disbursements of up to $7,500 incurred in such proceedings regardless of whether Executive is the prevailing party.  Recovery of attorneys' fees and costs following a "change in control" shall be in addition to any other relief to which Executive is entitled.

(v)           Withholding.  Employer shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold.  Employer shall be entitled to rely on an opinion of counsel as to the amount or requirement of any such withholding.

(vi)           Miscellaneous.  No provision of this Agreement may be amended, waived or discharged unless such Amendment, waiver or discharge is agreed to in writing and duly executed by Executive and Employer or its successor in interest.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, whether written or oral, between the parties with respect thereto; no agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter hereof.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin.

(vii)         Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(viii)        Counterparts.  This Agreement may be executed in several counterparts, all of which together will constitute one and the same instrument.

(ix)           Headings.  Headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

(x)            Effective Date.  The effective date of this Agreement shall be the date indicated in the first paragraph of this Agreement, notwithstanding the actual date of execution by any party.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

EXECUTIVE

/s/ James F. Bomberg                                    (SEAL)
James F. Bomberg

M & M SERVICES, INC.

By: /s/ Michael J. Murry
Title: Chairman/CEO